Sub-Item 77Q2

Nuveen Mortgage Opportunity Term Fund
333-161958
811-22329


Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section 16(a) filing requirements applicable to the Funds officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that a Form 3,Initial Statement of Beneficial
Ownership, was filed late on behalf of the officer listed below.


OFFICER:

John Miller filed a late Form 3 on March 5, 2010, accession number 0001225208-10-007293.